Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Post Effective Amendment No. 2 to Form S-1 of our reports dated December 14, 2005, relating to the consolidated financial statements of Particle Drilling Technologies, Inc., Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies, Inc.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs LLP

Houston, Texas
January 25, 2006